Exhibit 99.1

American Spectrum Realty Announces Final Results of Odd Lot Buy Back Offer

    HOUSTON--(BUSINESS WIRE)--Dec. 20, 2004--American Spectrum Realty Inc. (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today the final results of the odd lot buy back program. The Company offered to purchase up to 250,000 shares and offered $8.25 per share to holders of fewer than 100 shares.
    Shareholders with fewer than 100 shares as of Oct. 8, 2004 were eligible to participate. The offer expired on Dec. 1, 2004. Holders of fewer than 100 shares who elected to accept the offer were required to sell all of the shares owned by them. The final calculations resulted in 63,327 odd lot shares validly tendered at $8.25 per share.
    William J. Carden, president and CEO, stated, "We were pleased to extend this offer to our shareholders." He reiterated, "This odd lot offer enabled holders of fewer than 100 shares to sell their stock without broker commission or other costs. The Company will benefit by reducing its costs related to stockholder recordkeeping and stockholder communication."
    American Spectrum Realty Inc. is a real estate investment and management company that owns 25 office, industrial, apartment and retail properties aggregating over 2.2 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.
    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

    CONTACT: American Spectrum Realty Inc., Houston
             William J. Carden, 713-706-6200